EXHIBIT INDEX

Exhibit No.                                            Description

99	Press release dated January 28, 2008, titled “Sonoma Valley Bancorp Announces Record Third Quarter Earnings”

P R E S S   R E L E A S E
FOR ADDITIONAL INFORMATION:
Contact Christy Coulston,
Vice President & Marketing Director
(707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD
EARNINGS FOR 2007

SONOMA, California, January 28, 2008– Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported Company earnings of $4,343,538 for the twelve months ended December 31, 2007, compared to $3,991,759 for the same period last year, a gain of 8.81%.  Earnings per share increased to $1.94 from $1.78, a gain of 8.99% over 2006.  Year to date results were enhanced by strong fourth quarter earnings of $1,161,978 compared to $1,088,538 for the same quarter last year, an increase of 6.75%.  Earnings per share for the quarter increased to $.52 from $.48 last year, a gain of 8.33%.

The Company posted assets of $298 million at December 31, 2007, up 7.3% from $278 million a year ago.  Deposits grew to $236 million and loans reached $247 million, up $30 million or 14.1% from the year ended 2006.  Sonoma Valley Bank was not a participant in the subprime mortgage market.  At year end non performing loans were less than ½ of 1% of total loans.  Reserves for loan and lease losses stood at 1.49% of total loans.

The annualized Return on Average Assets was 1.52%, the annualized Return on Average Equity was 15.94% and the efficiency ratio improved to 53.88%.  The Book Value for the stock at period end was $12.58.

The record earnings are attributed to the substantial growth in loan volume, higher operating efficiencies and an increase in non-interest income.  During 2007, the Company paid two cash dividends totaling 60 cents ($.60) per share and continued its commitment to repurchase Company stock in accordance with the Board of Directors’ strategic objective for prudent capital management.  The Company repurchased and retired nearly $3 million of Sonoma Valley Bancorp stock.

For the fourteenth year, Findley Reports, Inc. named Sonoma Valley Bank to its list of SUPER PREMIER PERFORMING BANKS in 2006, as well as “Best of the Best” of its peer group of banks.  Sonoma Valley Bank was chosen as the number one bank in California in its size category for exceptional historical performance.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.  These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies.  Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition.  In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release.  The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.